EXHIBIT 5

[BARNES GROUP INC. LETTERHEAD]

May 20, 2010

Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010

Ladies and Gentlemen:

I am an Assistant General Counsel and Assistant Secretary of Barnes Group Inc., a Delaware corporation (the “Company”), and I have acted as legal counsel to the Company in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to 1,900,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable under the Barnes Group Inc. Stock and Incentive Award Plan (the “Stock Plan”) and 1,000,000 shares of the Common Stock, to be offered under the Barnes Group Retirement Savings Plan (together with the Stock Plan, the “Plans”).

In my capacity as an Assistant General Counsel and Assistant Secretary of the Company, I have examined and am familiar with (i) the Registration Statement; (ii) the Plans; (iii) the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to date; and (iv) such agreements, certificates of public officials, certificates of officers or representatives of the Company and others and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.  In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been paid for and issued and delivered in accordance with the terms of the Stock Plan, the Shares will be legally issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement but do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

I am furnishing this opinion in connection with the filing of the Registration Statement, and it may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without my express written consent.

Very truly yours,

/s/ Nancy M. Clark, Esq.